Exhibit 4.29
AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE
     This Agreement of Resignation, Appointment and Acceptance is made by and among that issuer or other person who is identified in Exhibit A attached hereto (the “Exhibit”) as the “Issuer” (the “Issuer”), The Bank of New York, a banking corporation with trust powers duly organized and existing under the laws of the State of New York and having its principal corporate trust office at 101 Barclay Street, New York, NY 10286 (the “Bank”) and The Bank of New York Trust Company, N.A., a national banking association (“BNYTC”) duly organized and existing under the laws of the United States and having its principal office in Los Angeles, California.
RECITALS:
     WHEREAS, the Issuer and the Bank entered into one or more trust indentures, paying agency agreements, registrar agreements, or other relevant agreements as such are more particularly described in the Exhibit under the section entitled “Agreements” (individually and collectively referred to herein as the “Agreements”) under which the Bank was appointed in the capacity or capacities identified in the Exhibit (individually and collectively the “Capacities”);
     WHEREAS, the Issuer desires to appoint BNYTC as the successor to the Bank in its Capacities under the Agreements; and
     WHEREAS, BNYTC is willing to accept such appointment as the successor to the Bank in its Capacities under the Agreements.
     NOW, THEREFORE, the Issuer, the Bank and BNYTC, for and in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:
ARTICLE I
THE BANK
     SECTION 1.01. The Bank hereby resigns from its Capacities under the Agreements.
     SECTION 1.02. The Bank hereby assigns, transfers, delivers and confirms to BNYTC all rights, powers, interests, trusts, duties and obligations of the Bank in its Capacity(s) relating to the Agreements.
ARTICLE II
THE ISSUER
     SECTION 2.01. The Issuer hereby accepts the resignation of the Bank from its Capacities under the Agreements.

     SECTION 2.02. All conditions relating to the appointment of BNYTC as the successor to the Bank in its Capacities under the Agreements have been met by the Issuer, and the Issuer hereby appoints BNYTC to its Capacities under the Agreements with like effect as if originally named to such Capacities under the Agreements.
ARTICLE III
BNYTC
     SECTION 3.01. BNYTC hereby represents and warrants to the Bank and to the Issuer that BNYTC is qualified and eligible to act in the Capacities under the Agreements.
     SECTION 3.02. BNYTC hereby accepts its appointment to the Capacities under the Agreements and accepts and assumes the rights, powers, trusts, interests, duties and obligations of the Bank under the Agreements, upon the terms and conditions set forth therein, with like effect as if originally named to such Capacities under the Agreements.
ARTICLE IV
MISCELLANEOUS
     SECTION 4.01. This Agreement and the resignation, appointment and acceptance effected hereby shall be effective as of 12:01 A.M. local Los Angeles time on the Effective Date set forth in the Exhibit.
     SECTION 4.02. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.
     SECTION 4.03. This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.
     SECTION 4.04. The persons signing this Agreement on behalf of the Issuer, BNYTC and the Bank are duly authorized to execute it on behalf of the each party, and each party warrants that it is authorized to execute this Agreement and to perform its duties hereunder.
     SECTION 4.05. The Issuer represents that it is the type of entity as identified in the Exhibit and has been duly organized and is validly existing under the laws of the jurisdiction and with the principal office as identified in the Exhibit.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Resignation, Appointment and Acceptance to be duly executed and acknowledged all as of the day and year first above written on the attached Exhibit A.

Reinsurance Group of America Incorporated

By:	/s/ Todd C. Larson
Name: Todd C. Larson
Title: Senior Vice President, Controller and Treasurer

The Bank of New York

By:	/s/ Van K. Brown
Name: Van K. Brown
Title: Vice President

The Bank of New York Trust Company, N.A.

By:	/s/ M. Callahan
Name: M. Callahan
Title: Vice President

EXHIBIT A
Issuer: Reinsurance Group of America, Incorporated
Effective Date: November 30, 2006
Agreement(s): Senior Indenture, Amended & Restated Trust Agreement, Warrant Agreement, Guarantee Agreement, Unit Agreement, Junior Subordinated Indenture, First Supplemental Junior Subordinated Indenture, Second Supplemental Junior Subordinated Indenture, Calculation Agency Agreement.

TAS
	Account	Description of	The Bank of New
Name/Description of transaction	Numbers	relevant Agreement & Date	York’s Capacity(s)
6.75% Senior Notes due 2011	Not applicable	Senior Indenture dated as of December 19, 2001; First Supplemental Senior Indenture dated as of December 19, 2001	Trustee, Registrar and Paying Agent

5.75% Trust PIERS due 2050	128862	Amended & Restated Trust Agreement, Warrant Agreement, Junior Subordinated Debenture, Unit Agreement, Guarantee Agreement, First Supplemental Junior Subordinated Indenture dated as of December 18, 2001	Warrant Agent, Guarantee Trustee, Property Trustee, Trustee, Registrar and Paying Agent

6.75% Junior Subordinated Debentures due 2065	Not applicable	Second Supplemental Junior Subordinated Indenture dated as of December 8, 2005, Calculation Agency Agreement dated as of December 8, 2005	Trustee, Registrar, Calculation Agent and Paying Agent